Exhibit 99.1



       Timeline for Termination of Corporate Backed Trust Certificates,
            Verizon New York Debenture-Backed Series 2004-5 Trust

NEWS RELEASE-- IMMEDIATE

         New York, New York - May 11, 2004: On May 7, 2004, Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-5 Trust, which was established by Lehman ABS Corporation, announced that it must be terminated under the terms of its trust agreement. As a consequence, the sole assets of the trust, $25,000,000 principal amount of 7 3/8% Debentures, Series B, due 2032 issued by Verizon New York Inc., will be liquidated. The transfer books relating to the trust certificates will be closed permanently at the time of this press release.

         Notices were sent today to the registered holders of the certificates (CUSIP Number 21988K867; NYSE Listing JZB). Such notices informed the certificateholders that they (i) possess certain rights to receive, in lieu of any liquidation proceeds owed under the trust agreement, their pro rata portion of the underlying securities of the trust and (ii) must elect by 3:00 p.m. (New York City Time), May 24, 2004, if they wish to receive such distribution of the underlying securities.

         If the certificateholders do not exercise their rights described above and in the aforementioned notices, the underlying securities held by the trust will be liquidated and the proceeds will be distributed to certificateholders in accordance with the terms of the trust agreement. Sale procedures to liquidate the underlying securities are expected to begin June 9, 2004 and finish by 2 p.m. (New York City Time), June 11, 2004. The certificateholders will receive a distribution related to such liquidation shortly thereafter.

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Contact:
U.S. Bank Trust National Association         David Kolibachuk, Corporate Trust
                                             Services, 212-361-2459



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